Exhibit 10.10

THIRD AMENDMENT TO LEASE

I.       PARTIES AND DATE.

       This Third Amendment to Lease (the "Amendment") dated August 21, 2003, is by and between THE IRVINE COMPANY ("Landlord"), and VITALSTREAM, INC., a Delaware corporation ("Tenant").

II.       RECITALS.

       On May 25, 2000, Landlord and Tenant entered into a lease for space in a building located at 1 Jenner Street, Suite 100, Irvine, California ("Premises"), which lease was amended by a First Amendment to Lease dated August 1, 2000, and by a Second Amendment to Lease dated November 1, 2002 (as amended, the "Lease").

       Landlord and Tenant each desire to modify the Lease to add approximately 1,808 rentable square feet of space in the building, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as "Suite 180", to adjust the Basic Rent, and to make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.       MODIFICATIONS.

       A.       Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.       Effective as of the "Commencement Date for Suite 180", (as defined in this Amendment), Item 1 shall be deleted in its entirety and substituted therefor shall be the following:

"1.Premises: Suite Nos. 100 and 180 (the Premises are more particularly described in Section 2.1).

Address of Building: 1 Jenner Street, Irvine, CA"

2.       Item 4 is hereby amended by adding the following:

"Commencement Date for Suite 180: November 1, 2003"

3.       Item 6 is hereby amended by adding the following:

"Basic Rent for Suite 180: Two Thousand Two Hundred Sixty Dollars ($2,260.00) per month, based on $1.25 per rentable square foot.

Basic Rent for Suite 180 is subject to adjustment as follows:

Commencing November 1, 2004, the Basic Rent for Suite 180 shall be Two Thousand Three Hundred Fifty Dollars ($2,350.00) per month, based on $1.30 per rentable square foot.

Commencing November 1, 2005, the Basic Rent for Suite 180 shall be Two Thousand Four Hundred Forty-One Dollars ($2,441.00) per month, based on $1.35 per rentable square foot."

4.       Effective as of the Commencement Date for Suite 180, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

"8. Floor Area of Premises: Approximately 8,489 rentable square feet, comprised of the following:

Suite 100 - approximately 6,681 square feet
Suite 180 - approximately 1,808 square feet"

5.       Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:

"9. Security Deposit: $43,072.00"

6.       Item 12 is hereby amended by deleted Landlord's address for payments and notices and substituted therefor shall be the following:

"LANDLORD

THE IRVINE COMPANY
dba Office Properties
8105 Irvine Center Drive, Suite 300
Irvine, CA 92618
Attn: Vice President, Operations, Technology Portfolio

with a copy of notices to:

THE IRVINE COMPANY
dba Office Properties
8105 Irvine Center Drive, Suite 300
Irvine, CA 92618
Attn: Senior Vice President, Operations
       Office Properties"

7.       Effective as of the Commencement Date for Suite 180, Item 14 shall be deleted in its entirety and substituted therefor shall be the following:

"14. Vehicle Parking Spaces: Thirty (30)"

       B.       Security Deposit. Concurrently with Tenant's delivery of this Amendment, Tenant shall deliver the sum of Two Thousand Six Hundred Eighty-Five Dollars ($2,685.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

       C.       Signage.       The first (1st) sentence of Section 5.2 of the Lease entitled "Signs" is hereby deleted, and substituted therefor shall be the following:

"Provided Tenant continues to occupy the entire Premises, Tenant shall have the non-exclusive right to: (i) affix one (1) identification sign to the entry door of Suite 180, (ii) install one (1) building standard tenant identification sign located in the lobby on the ground floor of the Building, and (iii) install (1) exterior "eyebrow" sign on the Building in the location designated on Exhibit B, subject to Landlord's right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). The foregoing signage shall be installed, at Tenant's sole cost and expense, not later than six (6) months following Landlord's approval thereof as a condition to Tenant's right to install and maintain said signage."

       D.       Floor Plan of Suite 180. As used herein, "Suite 180" shall mean the space described in Exhibit A attached to this Amendment. From and after the date of this Amendment, Suite 180 collectively with Suite 100 described on EXHIBIT A attached to the Lease, shall constitute the "Premises" as defined in Section 2.1 of the Lease.

       E.       Acceptance of Suite 180. Tenant acknowledges that the lease of Suite 180 pursuant to this Amendment shall be on an "as-is" basis without further obligation on Landlord's part as to improvements whatsoever, except that Landlord shall repaint Suite 180 utilizing building standard paint and shall install building standard carpet in the Premises. The existing telecommunications cabling installed in Suite 180 is the property of Landlord, but may be utilized by Tenant during the Term, and shall be surrendered in place by Tenant at the expiration of the Term in its same condition, reasonable wear and tear excepted. The use of such cabling by Landlord shall be on an "as is" basis, and Landlord makes no representation or warranty whatsoever concerning the condition of such cabling and/or its suitability and/or fitness for Tenant's use.

IV.       GENERAL.

       A.       Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

       B.       Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

       C.       Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

       D.       Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

       E.       Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

       F.       Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

[Signatures on following page.]

V.       EXECUTION.

        Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:		TENANT:

THE IRVINE COMPANY		VITALSTREAM, INC., a Delaware corporation

By	/s/ Donald S. McNutt	By	/s/ Paul Summers

	Donald S. McNutt, Senior Vice President	Name:	Paul Summers
	Leasing, Office Properties	Title	President

By	/s/ Steven E. Claton	By	/s/ Philip N. Kaplan

	Steven E. Claton, Vice President	Name:	Philip N. Kaplan
	Operations, Office Properties	Title	Secretary